Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR & MEDIA CONTACT:
Justin Schakelman
Theater Xtreme Entertainment Group, Inc.
302-455-1334 x113
jschakelman@theaterxtreme.com

Theater Xtreme Announces New Stores, Signing of Investment Banking Agreement, Renegotiated Debt, and Expansion of RowOne

Newark, DE, 07/29/08 -- Theater Xtreme Entertainment Group, Inc. (OTCBB: TXEG), a nationwide seller and installer of affordable, real movie theaters for the home, today announced that it anticipates expansion into several super-regional mall locations, has  signed a definitive investment banking agreement to secure growth capital and, as announced earlier this month, restructured terms with its largest debt holder.

"We are pleased our largest debt holder, Kinzer Technology, worked with us on revising the terms of its loan, which now allows us the runway to raise the investment capital Theater Xtreme needs to execute its ambitious growth plans. Using our unique retail approach, and building on the success of our newer locations, we are confident we will become a recognized leader in the fast growing front-projection home theater space,” said Theater Xtreme Chairman, President, and CEO Robert Oberosler.

The company also announced that it executed an investment banking agreement with Allen, Goddard, McGowan, Pak & Partners, LLC. “I am very excited to be working personally with Co-Chairmen Howard Allen and Alan Goddard. They are very astute businessmen and have worked diligently to understand our business objectives and exceptional growth potential,” added Oberosler.

Director of Capital Markets for American Capital Partners and Theater Xtreme board member Vince Pipia said in reaction to the revised Kinzer Technology terms that he is “pleased with the new agreement, and appreciates the investment bank’s openness to structure a deal that is fair to both parties.”

During negotiations, Kinzer clearly wanted to see Theater Xtreme succeed and is willing to do its part to make that happen. “As a board member,” said Pipia, “I am thrilled by the hard work and turnaround that has taken place within Theater Xtreme. The Company is poised for growth and implementation of its new business initiatives.”

In the past four months, the Theater Xtreme team has made significant strides in cutting costs, addressing the Company’s balance sheet, reducing inventory, right-sizing the organization, and laying the groundwork to execute our new growth plans. “We still have plenty of good, hard work ahead of us, especially in terms of store openings,” said Oberosler.

Theater Xtreme has executed Letters of Intent (LOIs) with Taubman Centers, Inc. (NYSE: TCO) for the lease of four new store locations. The non-binding agreements are for the following locations: five-year lease at Stamford Town Center, Stamford Connecticut; five-year lease at Fair Oaks Mall, Fairfax, Virginia; and five-year leases in Texas and North Carolina. Additionally, Theater Xtreme has renegotiated lease terms for two previously announced LOIs, which include Dolphin Mall, Miami, Florida and the Mall at Wellington Green, West Palm Beach, Florida. The non-binding agreements call for five-year leases on each property, revised from ten years.

The Company also has executed a non-binding LOI with Vornado Realty Trust (NYSE: VNO) for the five-year lease of a store location at Bergen Town Center, Paramus, New Jersey.

The Company intends to open the above mentioned locations in 2008 and 2009, with the first mall-based store expected to open this fall in Moorestown, New Jersey.

“Our plans to add an additional eight stores in the months ahead is energizing to the whole organization. Moreover, the new store design will be the one of the most exciting and fun shopping experiences in the consumer electronics retail space,” said Theater Xtreme Vice President of Sales and Marketing Justin Schakelman. “We have combined the best of what we do today in our Wilmington, Delaware store, and retained Janet Dieser of Corporate Design Associates to shape the new store model with a focus on improving the customer experience and product merchandising. We believe these changes will be more appealing to the entire family and gamers.” The Company expects to announce future stores with anticipated opening dates as lease negotiations progress.

Theater Xtreme is also in the final stages of completing a growth initiative to expand its RowOne® entertainment furnishings and interiors product lines to the audio/video dealer community nationwide. Said Oberosler of the progress, “In the near future, we plan to announce key partnership agreements that will help make RowOne a visible brand name in home theater furnishings and equipment. This will mark a major step forward on the national stage for us.”

Visit TheaterXtreme.com for a complete list of locations and a press release archive.

To be added to Theater Xtreme's investor contact list, please contact Justin Schakelman at jschakelman@theaterxtreme.com.

About Theater Xtreme Entertainment Group, Inc.

Theater Xtreme Entertainment Group, Inc. is a specialty retailer of real movie theaters for the home. The Company's 80" to 120" front projection systems deliver an authentic movie theater experience, as an increasingly popular alternative to flat panel televisions. Its cinema packages, featuring brand names and factory direct products, are simple to use and cost significantly less than traditional A/V dealer offerings. It operates 2 company owned stores and has 10 franchises in 12 states.

Safe Harbor Statement

Some of the information presented in this letter constitutes forward-looking statements.  Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information.  Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, of which the Company is not aware.  Factors which could cause actual results to differ from expectations include, among others, the ability of the Company to sell franchises, success of the franchise stores, the ability to find suitable locations for new corporate and franchise stores, delay or loss of key products from vendors, the ability to maintain margin and sales growth rate, disruption of product delivery from overseas suppliers, changes in regard to significant suppliers, increased competition from companies with more expertise, experience, or financial resources, technological changes in the home theater market which may render the Company’s offerings obsolete, less competitive, or too expensive, material reduction in the demand for home theaters, and lack of sufficient capital to allow the Company to achieve its corporate store opening goal.  For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission available at www.sec.gov.
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